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                                                                      EXHIBIT 11


P.H. GLATFELTER COMPANY AND SUBSIDIARIES


COMPUTATION OF EARNINGS PER SHARE
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                                                           1990            1991            1992            1993             1994
Weighted average number of common shares:
 Shares outstanding, beginning of year                  23,487,847      22,587,445      22,314,701      44,057,273       43,987,328
 Adjusted for stock split in 1992
  exclusive of shares below - applied retroactively     23,487,847      22,587,445      22,314,701
 Issued for employee stock purchase plans                   46,512          38,012          42,810          73,745           72,734
 Adjusted for stock award plan                               2,226          40,876          41,674                           10,035
 Shares of treasury stock to be issued under
  restricted stock award plan and stock option
  plans - common stock equivalents                         522,160         468,334         484,149         290,343          178,060
 Shares acquired and held in treasury                     (543,180)       (122,824)       (524,257)       (106,601)
                                                       -----------     -----------     -----------     -----------    -------------
Total                                                   47,003,412      45,599,288      44,673,778      44,314,760       44,248,157
                                                       ===========     ===========     ===========     ===========    =============

Income (loss) before accounting changes                $88,331,631     $76,048,900     $56,544,143     $20,408,988    $(118,251,441)

Accounting changes                                                                                      (4,193,461)
                                                       -----------     -----------     -----------     -----------    -------------
Net income (loss)                                       88,331,631      76,048,900      56,544,143      16,215,527     (118,251,441)

Preferred dividends                                         (7,462)         (7,451)         (7,368)         (5,501)
                                                       -----------     -----------     -----------     -----------    -------------
Net income (loss) applicable to common shares          $88,324,169     $76,041,449     $56,536,775     $16,210,026    $(118,251,441)
                                                       ===========     ===========     ===========     ===========    =============
Income (loss) per common share
 before accounting changes                             $      1.88     $      1.67     $      1.27     $      0.46    $       (2.67)
                                                       ===========     ===========     ===========     ===========    =============
Net income (loss) per common share                     $      1.88     $      1.67     $      1.27     $      0.37    $       (2.67)
                                                       ===========     ===========     ===========     ===========    =============

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